Exhibit 99.1

Arcimoto Begins Retail Production and Delivery of Ultra-Efficient, Pure-Electric Fun Utility Vehicles

●	Today, Arcimoto will host a launch event in Eugene, Oregon at 5:30 p.m. PDT
●	Arcimoto’s Fun Utility Vehicle ushers in a new era of ultra-efficient electric transportation, providing 173.7 MPGe city driving fuel economy
●	In a historic company milestone, fulfillment of customer sales for the pure-electric FUV are now underway in California, Oregon and Washington
●	World’s first premium FUV, the Evergreen Edition, has an affordable MSRP of $19,900 before gas savings, available tax credits, and rebates
●	Company reported a backlog of more than 4,000 preordered FUVs

EUGENE, Ore., Sept. 19, 2019 – Arcimoto, Inc.® (NASDAQ: FUV) announced today that it has begun retail production of the Fun Utility Vehicle (FUV), an affordable, practical, and joyful pure-electric vehicle for everyday commuters and fleets, and is now delivering to customers in California, Oregon and Washington.

“The FUV represents a significant step toward a sustainable transportation future in which vehicles are fully electric and right-sized for the needs of everyday drivers,” said Mark Frohnmayer, Arcimoto Founder and President. “This is a truly significant moment for Arcimoto as we launch retail production and delivery of the Fun Utility Vehicle for the first time in the company’s history.”

Built in the Pacific Northwest with state-of-the-art equipment at the Arcimoto Manufacturing Plant (AMP), the FUV has a top speed of 75 mph, an EPA-rated city-driving range of 102.5 miles per charge*, 173.7 MPGe city driving fuel economy, and comes pre-loaded with heated seats, heated grips, Bluetooth speakers, removable half doors, lockable rear storage, HOV Lane access, and a Level 1 charging cable. Customers will have their choice of base and accent colors. Rockstar parking comes standard.

With an MSRP of $19,900 before gas savings, available tax credits, and rebates, the world’s first premium FUV, the Evergreen Edition is the most affordable, most efficient electric vehicle suitable for the wide range of everyday trips on the road today. Depending on location, FUV owners may also qualify for sales tax exemptions, utility rate discounts, free parking, toll discounts, insurance discounts, and other benefits.

The FUV is the first in a family of electric vehicles built on the Arcimoto Platform, which includes the Deliverator, built for local and last-mile delivery, and the Rapid Responder, designed for emergency medical services and campus security. The Company has reported a backlog of 4,128 preordered FUVs as of June 30, 2019, which is 28% greater than their 3,217 preorders at December 31, 2018.

Today, Arcimoto will host a launch event at the AMP in Eugene, Oregon at 5:30 p.m. PDT. For more information, visit Arcimoto.com/91919

*Range estimates provided following SAE J2982 Range Test Procedure and are based on expected performance of a fully-charged battery when operated under specified conditions.  Actual range will vary depending on driving style, weather, and equipment conditions.

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For more information, visit Arcimoto.com

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle, Rapid Responder, and Deliverator are some of the lightest, most affordable, and most appropriate electric vehicles suitable for everyday transport. For more information, please visit www.arcimoto.com.

Contacts

Investor Relations Contact:
Greg Falesnik
Main: 949-385-6449
investor@arcimoto.com

Public Relations Contact:
Susan Donahue
Main: 646-454-9378
pr@arcimoto.com

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to retail FUV deliveries and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

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